Exhibit 10.12.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment Agreement”) is entered into effective as of April 4, 2005 by and between Newgistics, Inc., a Delaware corporation (“Newgistics”), and William J. Razzouk (“Executive”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Employment Agreement dated as of March 31, 2005, by and between Newgistics and Executive (the “Employment Agreement”).

RECITALS

WHEREAS, Newgistics and Executive are parties to the Employment Agreement and wish to amend the Employment Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Section 1.5 of the Agreement is hereby amended and restated in its entirety as follows:

1.5 Stock Options. Subject to approval by the Company’s Board of Directors, Executive will be granted (i) an option (the “First Option”) to purchase 30,000,000 shares of Common Stock under the Company’s 2000 Stock Option/Stock Issuance Plan, as amended (the “Plan”), (ii) a second option (the “Second Option”) to purchase up to 3,400,000 shares of the Company’s Common Stock under the Plan and (iii) if necessary, a third option (the “Third Option” and, together with the First Option and the Second Option, the “Options”) to purchase that number of shares of the Company’s Common Stock under the Plan, such that the shares underlying the Options equal 4% (the “Target”) of the Company’s Common Stock at the time of the Next Financing (assuming the conversion of all outstanding convertible securities (other than the Series F Preferred Stock) into Common Stock and the exercise of all shares available under the Plan); provided that, in the event that the shares of Common Stock underlying the First Option and the Second Option together exceed the Target, no Third Option will be granted, and the Second Option will be reduced such that the shares underlying the First Option and the Second Option together equal the Target. Regardless of whether the Second Option is reduced to zero, the First Option will not be subject to decrease. The exercise price for each Option will be equal to the fair market value of the Company’s Common Stock determined by the Board of Directors as of the date of grant of such Option. 3,340,000 shares of Common Stock underlying the First Option shall be vested immediately. The balance of the shares of Common Stock underlying the First Option and all of the shares underlying the Second Option will initially be unvested and will vest in 39 equal monthly installments of 683,590 shares and 87,180 shares, respectively, beginning March 31, 2005 upon the completion of each month of service after such date. The vesting of the Third Option will be determined by mutual agreement of Executive and the Board of Directors. The Options will provide that in the event of a termination (i) by the Company Without Cause (defined below), (ii) due to Executive’s Death or Disability, or (iii) after June 30, 2008, the Options will remain exercisable until the earlier of (i) March 30, 2015, (ii) immediately prior to a

Corporate Transaction (as defined in the Plan), or (iii) the date six months after the Company’s initial public offering. Further in the event of a Corporate Transaction, the First Option and Second Option will vest (pro rata) with respect to the lesser of (i) an additional 8,350,000 shares or (ii) all remaining unvested shares subject to the First Option and the Second Option. Moreover, in the event of an Involuntary Termination (as defined in the Plan documents) within 12 months of a Corporate Transaction, Executive will vest in all unvested shares under the Options. In addition, any unvested shares underlying the Options will vest on the first anniversary of a Corporate Transaction; provided that Executive is providing services to the Company at such time. For purposes of this Agreement, “Next Financing” shall mean the Company’s next debt or equity financing, or combination thereof (including a series of related financings or interim/bridge financings), raising at least $12,000,000 in the aggregate. The remaining terms of the Options will be as specified in the Plan documents.

2. Except as modified herein, the Employment Agreement remains in full force and effect.

3. This Amendment Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement or have caused this Amendment Agreement to be executed on their behalf as of the date referenced above.

NEWGISTICS, INC.

By:	/s/ Jay Shreiner
Jay Shreiner
Chief Financial Officer

WILLIAM J. RAZZOUK

/s/ William J. Razzouk